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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.
General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statements (Nos. 333-211907 and 333-213024) on Form S-3 of TC PipeLines, LP of our report dated February 17, 2017, with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in partners' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas
February 28, 2017

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM